Identive Announces New Chairman of the Board and Management Team Promotions

SANTA ANA, Calif. and ISMANING, Germany, September 27, 2013 – Identive Group, Inc. (NASDAQ: INVE); (Frankfurt: INV) announces Steven Humphreys as its new chairman of the board and the promotion of Lawrence W. Midland to president and Dr. Manfred Mueller to chief operating officer of the company. All appointments are effective immediately.

“Identive’s ability to operate as a united, focused company is strengthened with the appointments approved by our board today,” said Jason Hart, chief executive officer of Identive. “Steve brings practical wisdom and experience to the role of chairman, gained from his successes as a technology executive and as a long-time affiliate of the company. Larry and Manfred combine excellent operational performance with strong leadership and passion. These changes continue our momentum to refocus the company, simplify our structure and leverage our strong capabilities to deliver trusted access solutions for the connected world.”

In accepting the role of chairman, Humphreys said, “This is a time of major evolution for the security industry and an exciting time for Identive. The company has unique strengths and expertise to address the growing need to trust everything in the connected world – including people, buildings, information, and even assets. I look forward to working with Jason and the senior leadership team. On behalf of the board, I would like to express our appreciation to Ayman for his leadership and service.”

Steven Humphreys

Steven Humphreys, 52, has been a director of the company since 1996, an independent director since 2000, and previously served as chairman of the board from 2000 to 2007. From 1996 to 2000 he also served in the roles of president and chief executive officer. Humphreys succeeds Ayman S. Ashour.

During his 25-year career, Humphreys has led a number of technology companies, including Kleer Corporation, ActivCard Corporation and Caere Corporation. Currently, he serves as chief executive officer of Flywheel Software, Inc., a privately-held location-based mobile solutions company. He holds a BS degree from Yale University and MS and MBA degrees from Stanford University.

Executive Management Promotions

Lawrence W. Midland, 71, co-founded Hirsch Electronics in 1981 and led the company until its acquisition by Identive in 2009. Post-acquisition he has served as an executive officer and director of Identive, with particular emphasis on the HIRSCH brand of physical access control products, systems and services, which now comprise approximately one-quarter of the company’s revenues. Prior to Hirsch Electronics, Midland served as president of several companies, held various sales positions in investment-related enterprises and was a field engineer with Shell Oil Company. He earned a BS degree in Physics (With Distinction) from the University of Oklahoma and an MBA degree from Pepperdine University.

Dr. Manfred Mueller, 43, has been with Identive for over 13 years in a variety of roles, focused on sales, marketing and operations. He has been an executive officer of the company since 2006, most recently heading Identive’s global products business, which comprises approximately half of the company’s revenues. Prior to joining the company, from 1998 to 2000 Mueller was a business product manager at BetaResearch GmbH, the digital TV technology development division of the Kirch Group. He holds MS and PhD degrees in Chemistry from Regensburg University in Germany and an MBA from the Heriot Watt University in Edinburgh, Scotland.

About Identive

Identive Group, Inc. (NASDAQ: INVE); (Frankfurt: INV) delivers Trusted Access Solutions for the Connected World focusing on Physical Access, Logical Access, and Identification via RFID and NFC technology. Identive customers worldwide include the government, enterprise, consumer, education and healthcare sectors.

Note: Identive and the Identive logo are trademarks of Identive Group, Inc., registered in many jurisdictions worldwide. All other company, product or service names may be trademarks or registered trademarks of others and are the property of their respective owners.

###

Contacts:

Darby Dye, +1 949 553-4251, ddye@identive-group.com

Lennart Streibel, +49 89 95 95 5195, lstreibel@identive-group.com